EXHIBIT 23.3
CONSENT OF EXPERT
     We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. (“ArvinMeritor”) on Form S-3 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in (i) the Annual Report on Form 10-K of ArvinMeritor for the fiscal year ended September 30, 2006, as updated by the Current Report on form 8-K of ArvinMeritor dated June 8, 2007, under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data,” and (ii) the Quarterly Reports on Form 10-Q of ArvinMeritor for the quarterly periods ended December 31, 2006 and April 1, 2007.

BATES WHITE LLC

By:	/s/ Charles E. Bates

Charles E. Bates, Ph.D.
President and CEO
Date: June 8, 2007